Exhibit 99.1

January 7, 2016

Contact: Jerri Dean

jerri.dean@rig.net

281-674-0129

RigNet Announces Executive Leadership Changes

Marty Jimmerson named interim President and CEO; replaces Mark Slaughter

Kevin O’Hara voted Vice Chairman of RigNet Board of Directors

HOUSTON - The Board of Directors of RigNet (NASDAQ:RNET) today announced executive changes to position RigNet for continued growth in the oil and gas sector and to accelerate the strategic expansion into adjacent remote communications markets. The changes are effective immediately.

The board has named Marty Jimmerson, RigNet’s former senior vice president and chief financial officer, as interim president and chief executive officer (CEO), succeeding Mark Slaughter until a permanent replacement is identified. RigNet will initiate a search for a permanent president and CEO in the coming weeks.

Further, Kevin O’Hara has been elected vice chairman of the RigNet board of directors. Board Chairman Jim Browning will replace O’Hara as chair of its Corporate Governance and Nominating committee. O’Hara will no longer serve on the board’s Compensation committee.

“RigNet has long benefited from Marty’s financial guidance and corporate oversight,” said O’Hara. “I look forward to working closely with him to continue the Company’s upward trajectory.”

“RigNet will greatly benefit from Kevin’s relevant public company experience during this transition phase,” said Browning. “Kevin has a deep understanding of RigNet and the broader telecommunication services industry and will actively collaborate with the executive team to support the Company in its next phase of development.”

“Over the past nine years, Mark Slaughter has been instrumental in building RigNet into an industry leader for remote communications to the oil and gas industry. He successfully led the Company through a 2010 initial public offering, and later oversaw the acquisitions of Nessco and Inmarsat’s energy broadband business unit,” Browning continued. “His contributions to RigNet during his tenure have been significant, and we wish him well.”

“I have tremendously enjoyed my nine years at the helm of RigNet, leading a great group of employees around the globe,” said Mark Slaughter. “I wish RigNet and its employees every continued success.”

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RigNet Announces Executive Leadership Changes

January 7, 2016

About Marty Jimmerson

As RigNet’s senior vice president and chief financial officer, Jimmerson oversaw RigNet’s global financial operations, including accounting, treasury, tax, corporate finance, information technology, supply chain management and investor relations. He has more than 20 years of experience in the upstream oil and gas and wireless communications industries, working with companies such as Noble Drilling Corporation and American Tower.

Jimmerson has held accounting, finance and operations management positions with a focus on internal financial operations analysis and management, capital funding and strategic planning. Having completed an executive education course in the Strategic Financial Leadership Program at Stanford University’s Graduate School of Business, he holds a B.A. in Accounting from Baylor University.

About Kevin O’Hara

O’Hara has been a RigNet board director since 2010. He served as CEO of Integra Telecom Inc., a facility-based communications company, where he was a director beginning in December 2009. He also served as chairman of the board for Elemental Technologies, a leading video processing company that was sold to Amazon in late 2015. O’Hara was a co-founder of Level 3 Communications, Inc. and served in various roles, including executive vice president, president and chief operating officer.

Prior to his work with Level 3 Communications, O’Hara served as president and CEO of MFS Global Network Services, Inc., and as senior vice president of MFS and president of MFS Development, Inc. O’Hara received a Master of Business Administration from the University of Chicago and a Bachelor of Science in Electrical Engineering from Drexel University.

About RigNet

RigNet (NASDAQ:RNET) is a leading global provider of digital technology solutions to the oil and gas industry, focusing on serving offshore and onshore drilling rigs, energy production facilities and energy maritime vessels. RigNet provides solutions ranging from fully managed voice and data networks to more advanced applications that include video conferencing and real-time data services to more than 1,100 remote sites in 50 countries on six continents, effectively spanning the drilling and production industry. RigNet is based in Houston, Texas. For more information, please visit www.rig.net. RigNet is a registered trademark of RigNet, Inc.